UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2006

COMBINATORX, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street
Sixteenth Floor
Cambridge, MA 02142
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (617) 301-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On June 26, 2006, CombinatoRx, Incorporated (“CombinatoRx”) and Fovea Pharmaceuticals SA (“Fovea”) amended their Research and License Agreement, dated as of January 30, 2006, to provide, among other things, for the payment by Fovea to CombinatoRx of the second portion of a license execution fee in the amount of $500,000 by July 31, 2006 and providing Fovea until December 31, 2006 to determine which of CombinatoRx’s compounds it would license for further research and development in certain ophthalmic indications.

On June 30, 2006, CombinatoRx amended its secured equipment line of credit with General Electric Capital Corporation to increase the line of credit by $3,310,000, of which CombinatoRx borrowed approximately $1.6 million as of June 30, 2006.  Additional amounts borrowed under the amended facility are repayable over 48 months in the case of laboratory and scientific equipment, and 36 months in the case of other equipment, and amounts borrowed bear interest at the rate of 10.12% per annum.

Item 2.03.                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

See the description in Item 1.01 of CombinatoRx’s direct financial obligations under the amendment to the equipment line of credit.

Item 9.01.              Financial Statements and Exhibits.

(d)            Exhibits

Exhibit No.	Description
10.1	Amendment to Research and License Agreement, dated June 26, 2006, between CombinatoRx, Incorporated and Fovea Pharmaceuticals SA.
10.2	Revised Loan Proposal, dated as of April 19, 2006, between General Electric Capital Corporation and CombinatoRx, Incorporated.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBINATORX, INCORPORATED

By:	/s/ Alexis Borisy
Name: Alexis Borisy
Title: President and Chief Executive Officer

Dated:  June 30, 2006

Index to Exhibits

Exhibit No.	Description
10.1	Amendment to Research and License Agreement, dated June 26, 2006, between CombinatoRx, Incorporated and Fovea Pharmaceuticals SA.
10.2	Revised Loan Proposal, dated as of April 19, 2006, between General Electric Capital Corporation and CombinatoRx, Incorporated.